Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Rex Energy Corporation:

We consent to the use of our reports dated March 14, 2013, with respect to the consolidated balance sheets of Rex Energy Corporation and subsidiaries as of December 31, 2012 and 2011, and the related consolidated statements of operations, changes in noncontrolling interests and stockholders’ equity (deficit), and cash flows for the years then ended and the effectiveness of internal control over financial reporting as of December 31, 2012, incorporated herein by reference.

Our report refers to our audit of the adjustments to the 2010 consolidated financial statements to retrospectively adjust the disclosures for a change in the composition of reportable segments discussed in Note 3 to the consolidated financial statements. However, we were not engaged to audit, review, or apply any procedures to the 2010 consolidated financial statements of Rex Energy Corporation other than with respect to the adjustments.

/s/ KPMG LLP

KPMG LLP

Dallas, Texas

May 17, 2013